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                                                                    EXHIBIT 11.1

                                 COINSTAR, INC.

                       COMPUTATION OF EARNINGS PER SHARE

    Calculations of pro forma net loss per share are based on the following:

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                                                                SIX MONTHS ENDED           THREE MONTHS ENDED
                                                                    JUNE 30,                    JUNE 30,
                                                           --------------------------  --------------------------
                                                               1996          1997          1996          1997
                                                           ------------  ------------  ------------  ------------
Weighted average common shares outstanding...............       984,012       984,012       984,012       984,012

Effect of convertible preferred shares...................     8,988,964     8,988,964     8,988,964     8,988,964

Effect of stock warrants outstanding.....................       397,162       397,162       397,162       397,162

Effect of stock options outstanding......................        89,745        89,745        89,745        89,745
                                                           ------------  ------------  ------------  ------------

Pro forma weighted average common and equivalent shares
  outstanding............................................    10,459,883    10,459,883    10,459,883    10,459,883
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
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